Exhibit 99.1

Diodes Incorporated Reports Third Quarter 2016 Financial Results

Achieves Another Quarter of Record Revenue and Gross Profit

Plano, Texas – November 9, 2016 — Diodes Incorporated (Nasdaq: DIOD), a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic, analog and mixed-signal semiconductor markets, today reported its financial results for the third quarter ended September 30, 2016.

Third Quarter Highlights

•	Revenue was a record $250.7 million, increasing 6.0 percent from the $236.6 million in the second quarter 2016 and 20.0 percent from the $208.9 million in the third quarter 2015;

•	Gross profit was a record $80.6 million, compared to $74.8 million in the second quarter 2016 and $61.6 million in the third quarter 2015;

•	Gross profit margin was 32.2 percent, compared to 31.6 percent in the second quarter 2016 and 29.5 percent in the third quarter 2015;

•

GAAP net income was $10.6 million, or $0.21 per diluted share, compared to a GAAP net income of $5.8 million, or $0.12 per diluted share, in the second quarter 2016 and GAAP net income of $2.8 million, or $0.06 per diluted share, in the third quarter 2015;

•

Non-GAAP adjusted net income was $15.1 million, or $0.30 per diluted share, compared to $9.8 million, or $0.20 per diluted share, in second quarter 2016 and $6.3 million, or $0.13 per diluted share, in third quarter 2015;

•	Excluding $2.9 million, net of tax, non-cash share-based compensation expense, GAAP and non-GAAP adjusted net income would have increased by $0.06 per diluted share; and

•	Achieved $33.1 million of cash flow from operations, and $15.1 million of free cash flow, including $18.0 million of capital expenditures. Net cash flow was $28.0 million.

Commenting on the results, Dr. Keh-Shew Lu, President and Chief Executive Officer, stated, “Our results in the quarter represented the second consecutive quarter of record revenue and gross profit with revenue reaching $250 million, a key milestone toward achieving our goal of $1 billion in annual revenue. Additionally, our automotive business reached a record, increasing to 7 percent of revenue. We continue to invest in the automotive market through a combination of new products and targeted customer development as we work towards our near-term goal of 10% of revenue.

“Also during the quarter, we completed the sales integration of Pericom in China and the rest of Asia after successfully completing these efforts in North America and Europe during the first half of the year. We are now well positioned across the customer base with a streamlined sales channel and a broader product portfolio. In fact, we have recently made solid progress on design-in opportunities as a direct result of our cross-selling efforts in support of revenue growth and market share gains in 2017 and beyond.

“Lastly, after the close of the quarter we successfully renewed our syndicated loan for a new five-year term, resulting in lower interest payments and greater flexibility to return value to shareholders through our stock buyback program.”

Third Quarter 2016

Revenue for the third quarter 2016 was a record $250.7 million, increasing 6.0 percent from the $236.6 million in the second quarter 2016 and 20.0 percent from the $208.9 million in the third quarter 2015.

Gross profit for the third quarter 2016 reached a record $80.6 million, or 32.2 percent of revenue, compared to the second quarter 2016 of $74.8 million, or 31.6 percent of revenue and the third quarter 2015 of $61.6 million, or 29.5 percent of revenue. The sequential increase in gross profit margin was due primarily to improved capacity utilization.

GAAP operating expenses for the third quarter 2016 were $60.7 million, or 24.2 percent of revenue, and $55.2 million, or 22.0 percent of revenue, on a non-GAAP basis, which excludes $5.5 million of retention and amortization of acquisition-related intangible asset expenses. This compares to GAAP operating expenses of $63.5 million, or 26.9 percent of revenue, in the second quarter 2016, or 24.8 percent on a non-GAAP basis.

Third quarter 2016 GAAP net income was $10.6 million, or $0.21 per diluted share, compared to $5.8 million, or $0.12 per diluted share, in the second quarter 2016 and $2.8 million, or $0.06 per diluted share, in the third quarter 2015.

Third quarter 2016 non-GAAP adjusted net income was $15.1 million, or $0.30 per diluted share, which excluded, net of tax, $4.4 million of non-cash acquisition-related intangible asset amortization costs. This compares to non-GAAP adjusted net income of $9.8 million, or $0.20 per diluted share, in the second quarter 2016 and $6.3 million, or $0.13 per diluted share, in the third quarter 2015.

The following is an unaudited summary reconciliation of GAAP net income to non-GAAP adjusted net income and per share data, net of tax (in thousands, except per share data):

		Three Months Ended
		September 30, 2016
GAAP net income		$10,648

GAAP diluted earnings per share		$0.21

Adjustments to reconcile net income to non-GAAP net income:
M&A Activities
Pericom		2,980
Retention costs	258
Amortization of acquisition-related intangible assets	2,722
Others		1,425
Amortization of acquisition-related intangible assets	1,425

Non-GAAP net income		$15,053

Non-GAAP diluted earnings per share		$0.30

(See the reconciliation tables of net income to adjusted net income near the end of the release for further details.)

Included in the third quarter of 2016 GAAP and non-GAAP adjusted net income was approximately $2.9 million, net of tax, of non-cash share-based compensation expense. Excluding share-based compensation expense, both GAAP and non-GAAP adjusted EPS would have increased by $0.06 per share for each of the third and second quarters of 2016 and $0.05 for the third quarter 2015.

EBITDA (a non-GAAP measure), which represents earnings before net interest expense, income tax, depreciation and amortization, for the third quarter 2016, was $42.0 million, compared to $36.8 million for the second quarter 2016 and $29.7 million for the third quarter 2015. For a reconciliation of GAAP net income to EBITDA, see the table near the end of the release for further details.

For the third quarter 2016, net cash provided by operating activities was $33.1 million. Net cash flow was $28.0 million, and free cash flow was $15.1 million, which includes $18.0 million of capital expenditures.

Balance Sheet

As of September 30, 2016, the Company had approximately $255 million in cash, cash equivalents and short-term investments, long-term debt totaled approximately $407 million, and working capital was approximately $567 million.

The results announced today are preliminary, as they are subject to the Company finalizing its closing procedures and customary quarterly review by the Company’s independent registered public accounting firm. As such, these results are subject to revision until the Company files its Quarterly Report on Form 10-Q for the quarter ending September 30, 2016.

Business Outlook

Dr. Lu concluded, “For the fourth quarter of 2016, we expect revenue to range between $232 million and $248 million, or down 7.5 to 1.1 percent sequentially, and in line with typical seasonality. We expect gross margin to be 32.2 percent, plus or minus 1 percent. Non-GAAP operating expenses, which are GAAP operating expenses adjusted for retention costs and amortization of acquisition-related intangible assets, are expected to be approximately 23.5 percent of revenue, plus or minus 1 percent. We expect other expense to be approximately $3.9 million, and our income tax rate to be 29 percent, plus or minus 3 percent. Shares used to calculate diluted EPS for the fourth quarter are anticipated to be approximately 49.5 million. Please note that purchase accounting adjustments for Pericom and previous acquisitions of $4.4 million after tax are not included in these non-GAAP estimates.”

Conference Call

Diodes will host a conference call on Wednesday, November 9, 2016 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to discuss its third quarter 2016 financial results. Investors and analysts may join the conference call by dialing 1-855-232-8957 and providing the confirmation code 96588793. International callers may join the teleconference by dialing 1-315-625-6979 and enter the same confirmation code at the prompt. A telephone replay of the call will be made available approximately two hours after the call and will remain available until November 16, 2016 at midnight Central Time. The replay number is 1-855-859-2056 with a pass code of 96588793. International callers should dial 1-404-537-3406 and enter the same pass code at the prompt. Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Investors section of Diodes’ website at http://www.diodes.com. To listen to the live call, please go to the Investors section of Diodes’ website and click on the conference call link at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on Diodes’ website for approximately 60 days.

About Diodes Incorporated

Diodes Incorporated (Nasdaq: DIOD), a Standard and Poor’s SmallCap 600 and Russell 3000 Index company, is a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic, analog and mixed-signal semiconductor markets. Diodes serves the consumer electronics, computing, communications, industrial, and automotive markets. Diodes’ products include diodes, rectifiers, transistors, MOSFETs, protection devices, function-specific arrays, single gate logic, amplifiers and comparators, Hall-effect and temperature sensors, power management devices, including LED drivers, AC-DC converters and controllers, DC-DC switching and linear voltage regulators, and voltage references along with special function devices, such as USB power switches, load switches, voltage supervisors, and motor controllers. Diodes’ corporate headquarters and Americas’ sales office are located in Plano, Texas and Milpitas, California. Design, marketing, and engineering centers are located in Plano; Milpitas; Taipei, Taiwan; Taoyuan City, Taiwan; Zhubei City, Taiwan; Manchester, England; and Neuhaus,

Germany. Diodes’ wafer fabrication facilities are located in Kansas City, Missouri and Manchester, with an additional facility located in Shanghai, China. Diodes has assembly and test facilities located in Shanghai, Jinan, Chengdu, and Yangzhou, China, as well as in Hong Kong, Neuhaus and Taipei. Additional engineering, sales, warehouse, and logistics offices are located in Taipei; Hong Kong; Manchester; Shanghai; Shenzhen, China; Seongnam-si, South Korea; and Munich, Germany, with support offices throughout the world.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such statements include statements regarding our expectation that: we continue to invest in the automotive market through a combination of new products and targeted customer development as we work towards our near-term goal of 10% of revenue; in fact, we have recently made solid progress on design-in opportunities as a direct result of our cross-selling efforts in support of revenue growth and market share gains in 2017 and beyond; for the fourth quarter of 2016, we expect revenue to range between $232 million and $248 million, or down 7.5 to 1.1 percent sequentially, and in line with typical seasonality; we expect gross margin to be 32.2 percent, plus or minus 1 percent; non-GAAP operating expenses, which are GAAP operating expenses adjusted for retention costs and amortization of acquisition-related intangible assets, are expected to be approximately 23.5 percent of revenue, plus or minus 1 percent; we expect other expense to be approximately $3.9 million, and our income tax rate to be 29 percent, plus or minus 3 percent; and shares used to calculate diluted EPS for the fourth quarter are anticipated to be approximately 49.5 million. Potential risks and uncertainties include, but are not limited to, such factors as: the risk that such expectations may not be met; the risk that the expected benefits of acquisitions may not be realized; the risk that we may not be able to maintain our current growth strategy or continue to maintain our current performance, costs and loadings in our manufacturing facilities; risks of domestic and foreign operations, including excessive operation costs, labor shortages, higher tax rates and our joint venture prospects; the risk of unfavorable currency exchange rates; our future guidance may be incorrect; the global economic weakness may be more severe or last longer than we currently anticipated; breaches of our information technology systems; and other information including the “Risk Factors,” detailed from time to time in Diodes’ filings with the United States Securities and Exchange Commission.

Recent news releases, annual reports and SEC filings are available at the Company’s website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.

Company Contact:	Investor Relations Contact:
Diodes Incorporated	Shelton Group
Laura Mehrl	Leanne Sievers
Director of Investor Relations	EVP, Investor Relations
P: 972-987-3959	P: 949-224-3874
E: laura_mehrl@diodes.com	E: lsievers@sheltongroup.com

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
NET SALES	$250,694	$208,888	$710,077	$634,522
COST OF GOODS SOLD	170,071	147,252	490,417	439,536

Gross profit	80,623	61,636	219,660	194,986
OPERATING EXPENSES
Selling, general and administrative	38,321	34,669	119,165	98,282
Research and development	17,088	13,745	52,247	40,644
Amortization of acquisition-related intangible assets	5,117	1,828	15,379	5,630
Others	144	1,421	184	1,556

Total operating expenses	60,670	51,663	186,975	146,112

Income from operations	19,953	9,973	32,685	48,874
OTHER INCOME (EXPENSES)
Interest income	321	153	1,075	695
Interest expense	(3,684)	(781)	(9,880)	(2,602)
Loss on securities carried at fair value	—	(91)	—	(145)
Other	(959)	974	(1,494)	626

Total other expenses	(4,322)	255	(10,299)	(1,426)
Income before income taxes and noncontrolling interest	15,631	10,228	22,386	47,448
INCOME TAX PROVISION	4,097	6,593	5,941	16,179

NET INCOME	11,534	3,635	16,445	31,269
Less: NET INCOME attributable to noncontrolling interest	(886)	(798)	(1,778)	(2,222)

NET INCOME attributable to common stockholders	$10,648	$2,837	$14,667	$29,047

EARNINGS PER SHARE attributable to common stockholders
Basic	$0.22	$0.06	$0.30	$0.60

Diluted	$0.21	$0.06	$0.30	$0.59

Number of shares used in computation
Basic	48,814	48,586	48,496	48,114

Diluted	49,922	49,564	49,565	49,351

Note: Throughout this release, we refer to “net income attributable to common stockholders” as “net income.”

DIODES INCORPORATED AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

(in thousands, except per share data)

(unaudited)

For the three months ended September 30, 2016:

	Operating Expenses	Income Tax Provision	Net Income
Per-GAAP			$10,648

Earnings per share (Per-GAAP)
Diluted			$0.21

Adjustments to reconcile net income to non-GAAP net income:
M&A Activities
Pericom			2,980
Retention costs	397	(139)
Amortization of acquisition-related intangible assets	3,320	(598)
Others			1,425
Amortization of acquisition-related intangible assets	1,797	(372)

Non-GAAP			$15,053

Diluted shares used in computing earnings per share			49,922

Non-GAAP earnings per share
Diluted			$0.30

Note: Included in GAAP and non-GAAP adjusted net income was approximately $2.9 million, net of tax, non-cash share-based compensation expense. Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.06 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the three months ended September 30, 2015:

	Operating Expenses	Income Tax Provision	Net Income
Per-GAAP			$2,837

Earnings per share (Per-GAAP)
Diluted			$0.06

Adjustments to reconcile net income to non-GAAP net income:
Impairment Loss of Long-lived Assets	1,470	(220)	1,250
M&A Transaction cost	1,161	(406)	755
Amortization of acquisition-related intangible assets	1,828	(360)	1,468

Non-GAAP			$6,310

Diluted shares used in computing earnings per share			49,564

Non-GAAP earnings per share
Diluted			$0.13

Note: Included in GAAP and non-GAAP adjusted net income was approximately $2.7 million, net of tax, non-cash share-based compensation expense. Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.05 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the nine months ended September 30, 2016:

	COGS	Operating Expenses	Income Tax Provision	Net Income
Per-GAAP				$14,667

Earnings per share (Per-GAAP)
Diluted				$0.30

Adjustments to reconcile net income to non-GAAP net income:
M&A Activities
Pericom				11,842
Inventory adjustment	3,060		(153)
Transaction costs		471	(165)
Retention costs		1,190	(417)
Amortization of acquisition-related intangible assets		9,924	(1,786)
Employee award costs		(404)	122
Others				4,326
Amortization of acquisition-related intangible assets		5,456	(1,130)

Non-GAAP				$30,835

Diluted shares used in computing earnings per share				49,565

Non-GAAP earnings per share
Diluted				$0.62

Note: Included in GAAP and non-GAAP adjusted net income was approximately $8.8 million, net of tax, non-cash share-based compensation expense. Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.18 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the nine months ended September 30, 2015:

	Operating Expenses	Income Tax Provision	Net Income
Per-GAAP			$29,047

Earnings per share (Per-GAAP)
Diluted			$0.59

Adjustments to reconcile net income to non-GAAP net income:
Impairment Loss of Long-lived Assets	1,470	(220)	1,250
M&A Transaction cost	1,161	(406)	755
Retention costs	83	(13)	70
Amortization of acquisition-related intangible assets	5,630	(1,141)	4,489

Non-GAAP			$35,611

Diluted shares used in computing earnings per share			49,351

Non-GAAP earnings per share
Diluted			$0.72

Note: Included in GAAP and non-GAAP adjusted net income was approximately $7.6 million, net of tax, non-cash share-based compensation expense. Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.15 per share.

ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE

The Company adjusts United States generally accepted accounting principles (“GAAP”) net income and earnings per share attributable to common stockholders to provide investors a better depiction of the Company’s operating results, allow for a more accurate comparison between the Company’s current and historical operating results and provide a baseline for more informed modeling of future earnings. The Company makes adjustments for inventory acquired, transaction costs, retention costs and amortization of acquisition-related intangible assets. The Company also excludes these items to evaluate the Company’s operating performance, develop budgets, determine incentive compensation awards and manage cash expenditure. The presentation of the above non-GAAP measures allows investors to review the Company’s results of operations from the same viewpoint as the Company’s management and Board of Directors. The Company has historically provided similar non-GAAP financial measures to provide investors an enhanced understanding of its operations, facilitate investors’ analyses and comparisons of its current and past results of operations and provide insight into the prospects of its future performance. The Company also believes the non-GAAP measures are useful to investors because they provide additional information that research analysts use to evaluate semiconductor companies. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results and may differ from measures used by other companies. For example, we do not adjust for any amounts attributable to noncontrolling interest except for one-time non-cash items outside the course of ordinary business, such as impairment of goodwill. The Company recommends a review of net income on both a GAAP basis and non-GAAP basis be performed to get a comprehensive view of the Company’s results and provides a reconciliation of GAAP net income to non-GAAP adjusted net income.

Detail of non-GAAP adjustments

Inventory adjustments– The Company adjusted the inventory acquired in the Pericom acquisition to account for the reasonable profit allowance for the selling effort on finished goods inventory and the reasonable profit allowance for the effort to complete and sell the work–in-progress inventory. This non-cash fair value adjustment to inventory is not recurring in nature; however it could be recurring to the extent there are additional acquisitions. The Company believes the exclusion of the Pericom inventory adjustment provides investors with a more accurate reflection of costs likely to be incurred in the absence of an unusual event such as an acquisition and facilitates comparisons with the results of other periods that may not reflect such costs.

Transaction costs – The Company excluded costs associated with acquiring Pericom, which consisted of advisory, legal and other professional and consulting fees. These costs were expensed in the third quarter of 2016 when the costs were incurred and services were received, and in which the corresponding tax adjustments were made for the non-deductible portions of these expenses. The Company believes the exclusion of this item provides investors with an enhanced view of certain costs the Company may incur from time to time and facilitates comparisons with the results of other periods that may not reflect such costs.

Retention costs – The Company excluded costs related to employee retention in connection with the Pericom acquisition. Although these retention costs will be recurring every quarter until the final retention payment has been made, they are not part of the employees’ normal annual salaries and therefore are being excluded. The Company believes the exclusion of retention costs related to the acquisitions provides investors with a more accurate reflection of costs likely to be incurred in the absence of an unusual event such as an acquisition and facilitates comparisons with the results of other periods that may not reflect such costs.

Amortization of acquisition-related intangible assets – The Company excluded this item, including amortization of developed technologies and customer relationships. The fair value of the acquisition-related intangible assets, which was recognized through purchase accounting, is amortized using straight-line methods which approximate the proportion of future cash flows estimated to be generated each period over the estimated useful life of the applicable assets. The Company believes that exclusion of this item is appropriate because a significant portion of the purchase price for its acquisitions was allocated to the intangible assets that have short lives and exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both the Company’s newly acquired and long-held businesses. In addition, the Company excluded this item because there is significant variability and unpredictability among companies with respect to this expense.

Employee award costs –The Company adjusted for costs related to the immediate vesting of Pericom equity awards upon closing of the Pericom acquisition. The expense for these awards was recognized immediately after the acquisition and the Company believes adjusting for the one-time expense related to the immediate vesting of these awards provides investors with a more accurate reflection of the continuing operations of the Company and facilitates comparisons with the results of other periods which may not reflect such costs.

CASH FLOW ITEMS

Free cash flow (FCF) (Non-GAAP)

FCF for the third quarter of 2016 is a non-GAAP financial measure, which is calculated by subtracting capital expenditures from cash flow from operations. For the third quarter of 2016, FCF was $15.1 million ($33.1 million less $18.0 million). FCF represents the cash and cash equivalents that we are able to generate after taking into account cash outlays required to maintain or expand property, plant and equipment. FCF is important because it allows us to pursue opportunities to develop new products, make acquisitions and reduce debt.

CONSOLIDATED RECONCILIATION OF NET INCOME TO EBITDA

EBITDA represents earnings before net interest expense, income tax provision, depreciation and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties, such as financial institutions in extending credit, in evaluating companies in our industry and provides further clarity on our profitability. In addition, management uses EBITDA, along with other GAAP and non-GAAP measures, in evaluating our operating performance compared to that of other companies in our industry. The calculation of EBITDA generally eliminates the effects of financing, operating in different income tax jurisdictions, and accounting effects of capital spending, including the impact of our asset base, which can differ depending on the book value of assets and the accounting methods used to compute depreciation and amortization expense. EBITDA is not a recognized measurement under GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, income from operations and net income, each as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures used by other companies. For example, our EBITDA takes into account all net interest expense, income tax provision, depreciation and amortization without taking into account any attributable to noncontrolling interest. Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.

The following table provides a reconciliation of net income to EBITDA (in thousands, unaudited):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net income (per-GAAP)	$10,648	$2,837	$14,667	$29,047
Plus:
Interest expense, net	3,363	628	8,805	1,907
Income tax provision	4,097	6,593	5,941	16,179
Depreciation and amortization	24,371	19,599	74,731	57,969

EBITDA (non-GAAP)	$42,479	$29,657	$104,144	$105,102

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

	September 30,	December 31,
	2016	2015
	(unaudited)
CURRENT ASSETS
Cash and cash equivalents	$220,526	$218,435
Short-term investments	34,766	64,685
Accounts receivable, net	239,278	218,496
Inventories	204,251	202,832
Prepaid expenses and other	40,691	46,103

Total current assets	739,512	750,551

PROPERTY, PLANT AND EQUIPMENT, net	415,618	439,340
DEFERRED INCOME TAXES, non-current	50,702	45,120
OTHER ASSETS
Goodwill	131,661	132,913
Intangible assets, net	180,232	196,409
Other	34,715	34,494

Total assets	$1,552,440	$1,598,827

CURRENT LIABILITIES
Accounts payable	$90,548	$86,463
Accrued liabilities	71,758	77,801
Income tax payable	—	5,117
Current portion of long-term debt	10,300	10,282

Total current liabilities	172,606	179,663

LONG-TERM DEBT, net of current portion	407,052	453,738
DEFERRED TAX LIABILITIES - non current	32,219	32,276
OTHER LONG-TERM LIABILITIES	97,150	90,153

Total liabilities	709,027	755,830

COMMITMENTS AND CONTINGENCIES
EQUITY
Diodes Incorporated stockholders’ equity
Preferred stock - par value $1.00 per share; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock - par value $0.66 2/3 per share; 70,000,000 shares authorized; 48,816,264 and 48,148,077 issued and outstanding at September 30, 2016 and December 31, 2015, respectively	32,856	32,404
Additional paid-in capital	353,539	344,086
Retained earnings	528,947	514,280
Treasury stock	(11,009)	(11,009)
Accumulated other comprehensive loss	(105,735)	(84,416)

Total Diodes Incorporated stockholders’ equity	798,598	795,345
Noncontrolling interest	44,815	47,652

Total equity	843,413	842,997

Total liabilities and equity	$1,552,440	$1,598,827